Exhibit 107

Calculation of Filing Fee Tables

Form F-4
(Form Type)

James Hardie Industries plc
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid(1)	Equity	Ordinary shares, €0.59 par value per share	457(c), 457(f)(1) and 457(f)(3)	157,057,636	—	$3,452,822,537.03	0.00015310	$528,627.14
Fees Previously Paid				—		—		—
Carry Forward Securities
Carry Forward Securities				—		—		—
	Total Offering Amounts					$3,452,822,537.03		$528,627.14
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$528,627.14

1
The amount registered represents the estimated maximum number of ordinary shares, par value €0.59 per share (the “James Hardie Ordinary Shares”), of James Hardie Industries plc (the “Registrant”) to be issued upon the completion of the merger (the “Merger”) and other transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 23, 2025, by and among the Registrant, Juno Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Registrant, and The AZEK Company Inc., a Delaware corporation (“AZEK”), and is estimated as the sum of (1) the product of (a) the exchange ratio in the Merger Agreement of 1.0340 and (b) 145,519,669, an estimate of the maximum number of shares of class A common stock, par value $0.001, of AZEK (“AZEK Common Stock”) issued and outstanding or issuable or expected to be exchanged (including in respect of AZEK restricted stock units and performance-based restricted stock units, but excluding in respect of AZEK stock options) in connection with the Merger, and (2) the product of (a) 2.188, an estimate of the Equity Award Exchange Ratio (as defined in the Merger Agreement) and (b) 3,012,019, an estimate of the maximum number of shares of AZEK Common Stock issuable in respect of AZEK stock options outstanding immediately prior to the completion of the Merger.

The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(c), Rule 457(f)(1) and Rule 457(f)(3) under the Securities Act. Such amount was calculated as (1) the product of (a) $49.16, the average of the high and low prices per share of AZEK Common Stock as of April 30, 2025, which is within five business days prior to the filing of this Registration Statement on Form F-4, and (b) 148,531,688, the estimated maximum number of shares of AZEK Common Stock issued and outstanding or issuable or expected to be exchanged (including in respect of AZEK restricted stock units, AZEK performance-based restricted stock units and AZEK stock options) in connection with the Merger, minus (2) $3,848,995,245.05, which is the maximum aggregate amount of cash consideration estimated to be paid by the Registrant in connection with the merger.